Exhibit 99.1

Staffing 360 Solutions Expands Board of Directors with

Appointment of Vincent J. Cebula

NEW YORK, Aug. 2, 2021 – Staffing 360 Solutions, Inc. (NASDAQ: STAF), a company executing an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom, today announced the Company expanded the Board to six members with the appointment of Vincent J. Cebula. Effective immediately, Cebula also will serve on the Compensation and Human Resources Committee, the Nominating and Corporate Governance Committee and the Audit Committee.

Cebula has a decades-long and successful history as an independent director (in a number of both public and private companies), operating advisor and investor in special situations, including 35 years of experience in private equity, investment banking and operational restructurings.

Presently an Operating Advisor for Solace Capital Partners, L.P., from 2013 – 2020 Cebula was Chief Operating Officer and Co-Founder of the bi-coastal alternative asset manager focused on distressed debt and special situation investment opportunities in middle-market companies.

Earlier in his career, he was Managing Director at Oaktree Capital Management, LLC and its predecessor, Trust Company of the West, and later at Jefferies Capital Partners where he was active in investing on behalf of funds representing more than $4 billion in combined capital commitments. He began his career as an investment banker at Drexel Burnham Lambert.

Cebula graduated from Wharton School, University of Pennsylvania summa cum laude earning a B.S. Economics degree with concentrations in Finance and Decision Science.

Cebula commented, “I have known Brendan and followed Staffing 360 Solutions’ progress for several years. I believe that the Company is well positioned to capitalize on the rapidly improving employment environment unfolding as the world emerges from the pandemic. I look forward to applying my skills and contacts to contribute to Staffing 360’s growth and future success.”

Brendan Flood, Chairman, CEO and President, said, “Vince’s extensive skills and deep experience in the worlds of business and finance, including corporate governance, the capital markets and tax planning, make him a valuable asset to our Company as we progress to achieve our goal of building a profitable, $500 million revenue business.”

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom. The Company believes that the staffing industry offers opportunities for accretive acquisitions and as part of its targeted consolidation model, is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and light industrial staffing space. For more information, visit http://www.staffing360solutions.com. Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

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Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as “expect,” “look forward to,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “project” or words of similar meaning. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, our ability to retain our listing on the Nasdaq Capital Market; market and other conditions; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; weakness in general economic conditions and levels of capital spending by customers in the industries the Company serves; weakness or volatility in the financial and capital markets, which may result in the postponement or cancellation of customer capital projects or the inability of the Company’s customers to pay the Company’s fees; the termination of a major customer contract or project; delays or reductions in U.S. government spending; credit risks associated with the Company’s customers; competitive market pressures; the availability and cost of qualified labor; the Company’s level of success in attracting, training and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations, including the impact of health care reform laws and regulations; the possibility of incurring liability for the Company’s business activities, including, but not limited to, the activities of the Company’s temporary employees; the Company’s performance on customer contracts; negative outcome of pending and future claims and litigation; government policies, legislation or judicial decisions adverse to the Company’s businesses; the Company’s ability to access the capital markets by pursuing additional debt and equity financing to fund its business plan and expenses on terms acceptable to the Company or at all; and the Company’s ability to comply with its contractual covenants, including in respect of its debt agreements, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Investor Relations Contact:

Terri MacInnis, VP of IR

Bibicoff + MacInnis, Inc.

818.379.8500 x 2 terri@bibimac.com